Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended
September 30, 2016


Sub-Item 77D:	Policies with respect to security
investments

	Effective May 2, 2016, Artisan Global Value
Fund will be permitted to invest in U.S. and non-U.S.
companies with market capitalizations of less than $2 billion from time to time. The changes were incorporated into Artisan Partners Funds' prospectus dated February 1, 2016, as supplemented May 2, 2016.